Exhibit 10.18

EMPLOYMENT AGREEMENT

THIS AGREEMENT dated for reference the 16th day of August, 2021

BETWEEN:

Michael Rutkowski a person with an address at

4826 Plantation Colony Drive, Sugar Land, TX 77478

(the “EMPLOYEE”)

AND:

Western Magnesium Corporation, a corporation pursuant to the laws of Delaware with a registered address at

8180 Greensboro Drive, Suite 720, McLean, Virginia 22102 (the “Company”)

(the Employee and the Company are together hereinafter referred to as the “Parties”)

WHEREAS:

A. The Company is in the business of producing Magnesium metal mineral development and processing (“Business”) and

B. The Company wishes to employ the Employee as the Vice President, North America Operations on the terms and conditions set forth in this Employment Agreement (this “Agreement”);

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the promises and mutual covenants herein, THE PARTIES HEREBY COVENANT AND AGREE as follows:

1.	EMPLOYMENT

1.1	Position

The Company agrees to employ the Employee, and the Employee agrees to serve the Company, as Vice President, North America Operations of the Company.

1.2	Responsibilities and Duties

(a)	The Employee shall perform such duties and responsibilities as set out in Schedule “A” to this Agreement. In addition to the duties and responsibilities set out in Schedule “A”, the Employee agrees to perform such other duties and responsibilities that are normally performed by a Vice President, North America Operations of a company and comply with such instructions that are reasonably assigned or communicated to him by the Company.

(b)	The Employee shall at all times conduct himself in accordance with all laws that apply to his employment and to the affairs of the Company.

(c)	The Employee shall comply with all written policies that apply to the Company’s senior staff that may be issued by the Company from time to time. It is agreed that the introduction and administration of such policies are within the sole discretion of the Company. If the Company introduces, amends or deletes such policies, such introduction, deletion or amendment shall not constitute a breach of this Agreement. If there is a direct conflict between this Agreement and any such policy, this Agreement shall prevail to the extent of the inconsistency.

1.3	Term of Employment

(a)	The employment of the Employee is effective on September 1st, 2021 (the “Start Date”) and shall continue for a period of two (2) years (the “Term”) unless it is terminated earlier pursuant to the termination provisions set out below in Section 6 of this Agreement.

(b)	The Employee shall devote all of his time and attention during normal business hours to the business of the Company and shall not, without the prior written consent of the President and Board of Directors (the “Board”), engage in any other business, profession or occupation. The Employee shall not, without the prior written consent of the Board (which consent is not to be unreasonably withheld), become an officer, director, contractor for service, employee, agent or representative of any other company, partnership, person, firm, business, enterprise or organization, where such activity would interfere with the performance of the Employee’s obligations herein.

(c)	Section 1.3(b) shall not prevent the Employee from performing a reasonable amount of charitable or volunteer community service work, provided such work does not interfere with the performance of the Employee’s obligations herein.

1.4	Reporting

The Employee shall report to the Senior Vice-President Government Affairs and Business Development (the “CEO”).

1.5	Standards of Conduct

At all times during his employment with the Company, the Employee shall adhere to all written rules and written regulations respecting standards of conduct and conflict of interest which now are or may be established by the Company and all laws that apply to the Employee’s employment.

1.6	No Contravention or Conflict.

The Employee represents and warrants to the Company that this Agreement and carrying out the Employee’s duties and responsibilities in connection with the Employee’s employment with the Company under this Agreement will not contravene or conflict with any obligations the Employee may have to any past employer or other person, firm or corporation for or with whom the Employee has previously provided any services or been engaged (“Prior Entities”). The Employee agrees that he will not do anything in connection with his employment with the Company that would contravene or conflict with any such obligations. The Company is not employing the Employee to obtain the confidential information or business opportunities of any Prior Entities and the Employee is hereby requested and directed by the Company to disclose to the Company and to comply with any obligations that the Employee may have to any Prior Entities.

2.	COMPENSATION

2.1	Base Salary

(a)	The Company will pay to the Employee an annual base salary of USD$240,000 (“Base Salary”) which will be payable in accordance with the Company’s established policies as amended from time to time, and subject to all required deductions.

(b)	The Employee acknowledges and agrees the compensation set out in this Agreement is compensation for all hours worked by the Employee and that due to the managerial nature of the Employee’s duties and Business of the Company that the Employee may be required to perform his duties under this Agreement according to an irregular and/or fluctuating schedule as required by the Company, which may include hours outside of normal business hours.

2.2	Bonus

(a)	The Employee shall have the opportunity to earn an annual bonus upon meeting or exceeding the Company’s achievement of annual financial and operating targets and the Employee’s performance targets (the “Bonus”). The amount of the Bonus and specific targets for the Bonus will be determined annually by the Company in its discretion, acting reasonably.

(b)	The Employee acknowledges and agrees that receipt of a bonus in one year does not entitle the Employee to a receipt of a bonus in any subsequent year. The Employee acknowledges and agrees that payment of a bonus is contingent on the Employee being actively employed by the Company at the time the bonus is scheduled to be paid.

2.3	Equity

(a)	Upon the effective date of this agreement (September 1st, 2021) 500,000 stock options will be awarded to the Employee with another 500,000 stock options after six months (March 1st, 2022) satisfactory employment. From time to time, the Company may grant to the Employee additional options to purchase common shares of the Company (the “Stock Options”) exercisable at a price of per share at the market price per share and as approved by stock exchange rules. The number of Stock Options will be set by the board. The Company may make future grants of stock options to the Employee at its discretion.

(b)	The Stock Options will be issued according to the terms and conditions of the Company’s stock option plan and subject to all applicable securities laws, including the policies of the TSX Venture Exchange.

2.4	Benefits

(a)	The Employee will participate in the benefit plans that the Company makes available to its senior staff when such a benefit package becomes available.

2.5	Business Expenses

(a)	The Company shall reimburse the Employee for all pre-approved traveling and other out-of-pocket expenses actually and properly incurred by the Employee in the course of carrying out his duties and responsibilities under this Agreement and which are incurred in accordance with Company policies, including but not limited to the Company’s rules of traveling expenses, if any.

(b)	The Company shall reimburse the Employee for mobile device monthly bills and for any long-distance charges incurred by the Employee for work related international calls.

(c)	The Employee agrees to provide to the Company an itemized monthly expense report, together with original receipts, showing all monies expended hereunder, and such other expense information as the Company may reasonably require.

2.6	Insurance

The Company will arrange and pay for Directors and Officers insurance on behalf of the Employee.

2.7	Vacation

The Company will provide the Employee with four (4) weeks’ paid vacation per calendar year in accordance with the written vacation policy of the Company from time to time applicable to the Company’s senior management. The weeks selected by the Employee shall be subject to the Company’s written consent and must be obtained no later than thirty (30) days prior to the start of the vacation period.

3.	Statutory Deductions

The Employee acknowledges that the compensation, benefits, payments and advances provided for in this Agreement may be subject to State and Federal income and withholding taxes as well as other applicable taxes, fees, and deductions.

4.	Employee’S OBLIGATIONS

1.1	Confidentiality

(a)	The Employee acknowledges that, by reason of this Agreement, the Employee will have access to Confidential Information, as hereinafter defined, of the Company, that the Company has spent time, effort and money to develop and acquire.

(b)	The term “Confidential Information” as used in this Agreement means information, whether or not originated by the Employee, that relates to the business or affairs of the Company, its affiliates, clients or suppliers and is confidential or proprietary to, about or created by the Company, its affiliates, clients, or suppliers. Confidential Information includes, but is not limited to, the following types of confidential information and other proprietary information of a similar nature (whether or not reduced to writing or designated or marked as confidential):

	(i)	information relating to strategies, research, communications, business plans, and financial data of the Company and any information of the Company which is not readily publicly available;

	(ii)	work product resulting from or related to work or projects performed for or to be performed for the Company or its affiliates, including but not limited to, the methods, processes, procedures, analysis, techniques and audits used in connection therewith;

	(iii)	any intellectual property contributed to the Company, and any other technical and business information of the Company, its subsidiaries and affiliates which is of a confidential, trade secret and/or proprietary character;

	(iv)	internal Company personnel and financial information, employee personal information, employee compensation, supplier names and other supplier information, purchasing and internal cost information, internal services and operational manuals, and the manner and method of conducting the Company’s business; and

	(v)	all information that becomes known to the Employee as a result of this Agreement that the Employee, acting reasonably, believes is confidential information or that the Company takes measures to protect;

(c)	Confidential Information does not include any of the following:

	(i)	the general skills and experience gained by the Employee during the Term of this Agreement that the Employee could reasonably have been expected to acquire in similar retainers or engagements with other companies,

	(ii)	information publicly known without breach of this Agreement or similar agreements, or

(iii) information, the disclosure of which by the Employee is required to be made by any law, regulation or governmental authority or legal process of discovery (to the extent of the requirement), provided that before disclosure is made, notice of the requirement is provided to the Company, and to the extent reasonably possible in the circumstances, the Company is afforded an opportunity to dispute the requirement.

(d)	The Employee acknowledges that the Confidential Information is a valuable and unique asset of the Company and that the Confidential Information is and will remain the exclusive property of the Company. The Employee agrees to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by the Employee or disclosed to the Employee as a result of or in connection with this Agreement. The Employee agrees that, both during and after the termination of this Agreement, the Employee will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential Information to any person, except as such disclosure or use is required to perform its duties hereunder or as may be consented to by prior written authorization of the Company.

(e)	The Employee understands that the Company has from time to time in its possession information belonging to third parties or which is claimed by third parties to be confidential or proprietary and which the Company has agreed to keep confidential. The Employee agrees that all such information shall be Confidential Information for the purposes of this Agreement.

4.2	Indemnification of Company. Employee assumes full responsibility for any fully adjudicated or confessed criminal acts undertaken in his personal capacity, separate and apart from the duties and responsibilities of his position, and will indemnify Company from any liability associated with such acts.

4.3	Intellectual Property

(a)	In this Agreement:

	(i)	“Intellectual Property Rights” means any and all legal protection recognized by the law (whether by statute, common law or otherwise, in the USA, Canada and all other countries world-wide) in respect of the Works (as defined below) and Confidential Information, including trade secret and confidential information protection, patents, copyright and copyright registration, industrial design registration, trade dress and trade-marks and trade-mark registrations and other registrations or grants of rights analogous thereto;

	(ii)	“Works” includes all inventions, methods, processes, discoveries, designs, ideas, works, creations, developments, algorithms, drawings, compilations of information, analysis, experiments, data, reports, know-how, techniques, products, samples, tools, machines, software and all documentation therefore, flowcharts, specifications and source code listings, whether patentable or not, including any modifications or improvements thereto that: (1) are conceived, developed, created, generated or reduced to practice by the Employee (whether alone or with others in or outside the Company) as a result of the Employee’s involvement with the Company; or, (2) result from the Employee’s fulfillment of the Employee’s obligations hereunder; or (3) result from the use of the premises and property (including equipment, supplies or Confidential Information) owned, licensed or leased by the Company;

(b)	The Employee will disclose all Works promptly and fully to the Company. The Employee will maintain at all times adequate and current records relating to the Works, which records will be and remain the property of the Company.

(c)	Notwithstanding anything else contained herein, the Company will have sole and exclusive right, title and interest, world-wide, in and to all Works and Intellectual Property Rights, which right, title and interest will continue after termination of this letter agreement. Accordingly, the Employee hereby irrevocably assigns (and in the case of Works created on or after the Effective Date, agree to assign, without the need for any further remuneration or consideration) to the Company all worldwide right, title and interest of any nature whatsoever in and to all Works and Intellectual Property Rights.

(d)	The Employee will execute and deliver to the Company whenever requested by the Company, any and all further documents and assurances that the Company may deem necessary or expedient to affect the purposes and intent of the assignment set out herein. If the Employee refuses or fails to execute any further documents and assurances whenever requested by the Company, this Agreement will form a power of attorney granting to the Company the right to execute and deliver on the Employee’s behalf (as the case may be), all such further documents and assurances that the Company may deem necessary or expedient to effect the purposes and intent of the assignment and waiver set out herein on the Employee’s behalf.

4.4	Non-Solicitation

During the Employee’s employment and for a period of two (2) years from the end of the Employee’s employment (howsoever occasioned), the Employee shall, without the prior written consent of the Company, either alone or jointly with or on behalf of any person or entity, directly or indirectly solicit or entice away or endeavor to solicit or entice away from the Company (or an affiliated company with which the Employee had direct involvement):

(a)	any person who at the date of the termination of the Employee’s employment was a client or customer of the Company and with whom the Employee had direct and material contact during the course of the Employee’s employment for the purpose of carrying out the Employee’s duties under this Agreement; and

(b)	any persons who were employees of or independent contractors of the Company at the time of the termination of the Employee’s employment, or during a period of ninety (90) days immediately preceding the termination of the Employee’s employment, to terminate their employment or contractor agreements with the Company (whether or not that person or entity would commit a breach of their contract of employment or their contract for services, by doing so).

4.5	Non-Competition

During the Employee’s employment and for a period of two (2) years from the end of the Employee’s employment (howsoever occasioned), the Employee shall not, directly or indirectly, whether as owner, shareholder (except to the extent of a less than 2% ownership interest of the outstanding shares of a publicly held corporation), director, agent, officer, employee, Employee, independent contractor or in any other capacity whatsoever of a corporation, partnership, proprietorship, be engaged in, compete with, be financially concerned or interested with, or employed by any company carrying on the business of development or processing of magnesium anywhere in North or South America or Europe.

5.	enforcement

(a)	The Employee acknowledges and agrees that the covenants and obligations under this Agreement, and in particular, Article 4 are reasonable, necessary and fundamental to the protection of the Company’s legitimate business interests, and that any breach of this Agreement by the Employee would result in irreparable harm to the Company and loss and damage to the Company for which the Company could not be adequately compensated by an award of monetary damages.

(b)	The Employee acknowledges and agrees that in the event of any breach or threatened breach of Articles 4 of this Agreement by the Employee, the Company will, in addition to any and all remedies available to the Company at law or in equity, be entitled as a matter of right to judicial relief by way of a restraining order, interim, interlocutory or permanent injunction, or order for specific performance as may be necessary to ensure that the Employee complies with and performs the Employee’s obligations under this Agreement, and including an award of special costs of any such court application against the Employee and the Employee further covenants and agrees not to oppose the granting of any such judicial relief and hereby waives any and all defences to the strict enforcement of this Agreement.

6.	TERMINATION

6.1	Termination by the Employee

The Employee may terminate this Agreement and his employment with the Company prior to the end of the Term by giving the Company at least four (4) weeks of written notice. The Company may waive all or part of this notice period by paying to the Employee only his Base Salary for the waived period of notice.

6.2	Termination by the Company

(a)	The employment of the Employee may be terminated by the Company at any time prior to the end of the Term, without notice or any payment in lieu thereof, for Cause. For the purposes of this Agreement, “Cause” means:

	(i)	willfully disregarding or willfully disobeying any reasonable direction of the Board;

(ii) committing any willful or intentional act of dishonesty, including, but not limited to, fraud, or falsification of an employment record;

(iii) being found guilty of, or entering a plea of guilty or no contest to, any felony or any crime involving moral turpitude, dishonesty or theft;

(iv) improper or unauthorized disclosure of Confidential Information; or

(v) any action, omission or commission which a British Columbia court will conclude cause at law.

(b)	If the Employee is terminated for Cause, the Employee will not be eligible for any notice or pay in lieu of notice or other compensation. All perquisites, benefits and other compensation will end when the Employee is given notice of termination.

(c)	A failure by the Company to rely upon the provisions of Section 6.2(a) in any given instance or instances shall not constitute acquiescence or be deemed a waiver by the Company of its entitlement to terminate the Employee’s employment for Cause.

(d)	At the end of the Term or upon the earlier termination of the Employee’s employment for any reason, the Employee shall immediately resign from all offices which he holds with the Company.

(e)	The Employee understands and agrees that he will not be entitled to receive any further notice, payment in lieu of notice, severance pay, benefits, compensation, or damages of any kind, whether at common law or otherwise, other than the entitlements set out in Section 6.2(d) herein.

(f)	The Employee understands and agrees that he will not be entitled to receive any notice, payment in lieu of notice, severance pay, benefits, compensation, or damages of any kind, whether at common law or otherwise, at the end of the Term.

7.	CHANGE OF CONTROL

(a)	For the purpose of this Section, “Change of Control” means the occurrence of any of the following events:

	(i)	an acquisition, directly or indirectly, of voting securities of the Company (including securities of the Company on which conversion will become voting securities) by any person or group of persons acting in concert such that such person or group of persons are able for the first time to affect materially the control of the company;

	(ii)	a merger, amalgamation or other business combination of the Company with or into another entity, or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately thereafter are owned by persons who were not security holders of the Company immediately prior to such merger, amalgamation, business combination or reorganization;

	(iii)	the exercise of the voting power of any of all securities of the Company so as to cause or result in the election of a majority of members of the Board of Directors who were not previously incumbent directors thereof;

	(iv)	a tender offer, an exchange offer, a take-over bid or any other offer or bid by an entity, person or group (other than the Company or a wholly-owned subsidiary of the Company) of more than 50% of the issued and outstanding voting securities of the Company; or

	(v)	the sale, transfer or disposition by the Company of all or substantially all of the assets of the Company;

provided that:

	(vi)	an event will not constitute a Change of Control if its sole purpose is to change the jurisdiction of incorporation of the Company or to create a holding company or other corporation, partnership or trust that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such event; and

	(vii)	a Change of Control will be deemed not to have occurred with respect to the Employee if the Employee is the acquirer or part of the acquiring group that consummates the Change of Control.

(b)	For the purposes of this Section, “Good Reason” means the occurrence after a Change of Control event, without the Employee’s consent, of any of the following:

	(i)	the assignment by the Company of any substantial new duties inconsistent with the Employee’s positions, duties, responsibilities and status with the Company immediately prior to such a change in assigned duties;

	(ii)	a material and detrimental change in the title, position, duties and responsibilities, authority or status of the Employee with the Company;

	(iii)	a material breach by the Company of this Agreement; or

	(iv)	a material reduction of the Base Salary.

(c)	In the event the Company terminates the Employee’s employment without cause within 12 months of a Change of Control or the Employee terminates his employment for Good Reason within 12 months of a Change of Control, the Employee is entitled to receive from the Company a payment equal to 3 months’ Base Salary.

8.	GENERAL

8.1	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes any previous oral or written communications, representations, understandings or agreements between the Parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express or implied, between the Parties other than as expressly set forth in this Agreement.

8.2	Severability

If any provisions of this Agreement is determined to be invalid, void or unenforceable, in whole or in part, such invalidity, voidance or unenforceability shall attach only to such provision or part thereof, and the remaining part of such provision and all other provisions thereof shall continue in full force and effect.

8.3	Continuing Obligations

Notwithstanding the termination of this Agreement for any reason whatsoever, the provisions of Articles 4, 5, 7, and 8 hereof and any other provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect following such termination.

8.4	Waiver

The waiver by the Employee or by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the Company or by the Employee.

8.5	Modification of Agreement

Any modification to this Agreement must be in writing and signed by the Parties or it shall have no effect and shall be void.

8.6	Assignment of Rights

The Company has the right to assign this Agreement to another party. The Employee will not assign the Employee’s rights under this Agreement or delegate to others any of the Employee’s functions and duties under this Agreement.

8.7	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the a Delaware Corporation with offices at 3733 Howard Hughes Parkway, Suite 249, Las Vegas, Nevada 89169

9.	Continuing Cooperation

The Employee agrees that he shall, both during the term of this Agreement and thereafter, fully co-operate with and assist the Company in the resolution of complaints, claims or disputes against the Company, including without limitation civil, criminal or regulatory proceedings.

10.	Legal Advice

The Employee acknowledges and agrees that he has had the opportunity to seek independent legal advice in relation to the nature, contents, terms and effect of this Agreement.

11.	Counterparts

This Agreement may be executed in counterparts, and such original executed counterparts together shall constitute one agreement.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement on the day and year first written above.

Western Magnesium Corporation

Per:	/S/ Peter O’Rourke
Senior Vice President

ACCEPTED AND AGREED to this 16th day of August, 2021

/s/ Michael E. Rutkowski
Michael E. Rutkowski

Schedule A

VICE-PRESIDENT, NORTH AMERICA OPERATIONS
DUTIES AND RESPONSIBILITIES

The Vice President, North America Operations supports the Senior Vice-President Government Affairs and Business Development who in turn supports the Executive President and CEO in the achievement of the strategic plan of the association. They are responsible for managing an effective federal and state government relations program on behalf of Western Magnesium Corporation and the common goals of its shareholders.

GOVERNMENT AFFAIRS RESPONSIBILITIES

●	Directs an organizations policies and objectives involving local, state, and federal government affairs.
●	Builds strong collaborative relationships with other organizations, senior government officials in relevant federal government departments and associated authorities and committees legislatively representing and protecting the interests of the Company
●	Leads government affairs activities by establishing positive relationships with elected officials and civil servants
●	Develops and implements strategies to profile Western Magnesium Corporation to secure funding and enable policy development and legislation to support development and growth.
●	Initiates and leads the Company’s efforts to align and complement member and key stakeholder public policy positions and strategies
●	Identifies strategies to engage members in public policy input, lobby campaigns and government relations.
●	Provides resources and advice to the Company.
●	Monitors news media and government sources for potential changes in regulatory and legislative areas to ensure the Company reacts effectively and advises on the resulting impact on their operations.
●	Supports lobbying efforts through advice and by opening doors with elected officials and civil servants.
●	Writes briefs on particular initiatives for educational, promotional and policy development.
●	Directs the work of consultants, students and interns as required

BUSINESS DEVELOPMENT RESPONSIBILITES

●	Research and identify new business opportunities - including new markets, growth areas, trends, customers, partnerships, products and services - or new ways of reaching existing markets
●	seek out the appropriate contact in an organisation
●	Generate leads and cold call prospective customers
●	Meet with customers/clients face to face or over the phone
●	Foster and develop relationships with customers/clients
●	Work strategically - seeing the bigger picture and setting aims and objectives to develop and improve the business carrying out necessary planning to implement operational changes
●	Have a good understanding of the businesses’ products or services and be able to advise others about them
●	Ensure staff are on board throughout the organisation, and understand the need for change and what is required of them
●	Train members of your team, arranging external training where appropriate
●	Discuss promotional strategy and activities with the marketing department
●	Liaise with the finance team and other departments as appropriate
●	Seek ways of improving the way the business operates
●	Keep abreast of trends and changes in the business world.

SKILLS REQUIRED

Strong communication, leadership and team management skills are essential to this position.

Five years’ experience in a similar position

REPORTING

●	Attend/Report at Monthly Management Meeting
●	Provide regular updates to CEO
●	Ad-hoc reporting on special projects as and when required.

PERFORMANCE INDICATORS

●	Team performance
●	Meeting deadlines and production of reports to standard and schedule
●	On-going appraisal